Exhibit 99.1

Dream Finders Announces Fourth Quarter and Full Year 2025 Results
Record Home Closings of 8,608 for Full Year
Record Net Sales of 7,747, Up 15% for Full Year
Fourth Quarter Net Sales of 1,756, Up 9%
Jacksonville, FL. — February 23, 2026 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders Homes”, “Dream Finders” or “DFH”) (NYSE: DFH) announced its financial results for the fourth quarter and full year ended December 31, 2025.
Fourth Quarter 2025 Highlights (As Compared to Fourth Quarter 2024)
•Homebuilding revenues of $1.2 billion compared to $1.5 billion
•Home closings of 2,536 compared to 3,008
•Net sales increased 9% to 1,756 from 1,611
•Homebuilding gross margin of 16.7% compared to 17.7%
•Adjusted homebuilding gross margin (non-GAAP) of 25.7% compared to 26.9%
•Pre-tax income of $78 million compared to $169 million
•Net income attributable to DFH of $59 million, or $0.60 per basic share compared to $129 million, or $1.35 per basic share
•Financial services pre-tax income of $8 million compared to $11 million
Full Year 2025 Highlights (As Compared to Full Year 2024)
•Homebuilding revenues of $4.1 billion compared to $4.4 billion
•Home closings of 8,608 compared to 8,583
•Net sales increased 15% to 7,747 from 6,727
•Homebuilding gross margin of 17.4% compared to 18.3%
•Adjusted homebuilding gross margin (non-GAAP) of 26.5% compared to 27.0%
•Pre-tax income of $284 million compared to $438 million
•Net income attributable to DFH of $217 million, or $2.19 per basic share, compared to $335 million, or $3.44 per basic share
•Financial services pre-tax income increased 12% to $35 million from $31 million
•Controlled lot pipeline of 63,121 as of December 31, 2025 compared to 54,698 as of December 31, 2024
•Issuance of $300 million in aggregate principal amount of 6.875% senior unsecured notes used to repay a portion of the then outstanding balance under the revolving credit facility
•Total liquidity of $899 million as of December 31, 2025, comprised of cash and cash equivalents and availability under the revolving credit facility
•Return on participating equity of 15.3% compared to 29.7%
•Repurchased 1,832,865 Class A common shares for $41.8 million during the year ended December 31, 2025

Management Commentary
Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “We pride ourselves on always being honest with our analysis of the business and the environment and clearly 2025 was a challenging year for the industry. We expect this difficult backdrop to continue for the homebuilding industry, but as we have stated previously, the best operators find a way to navigate any environment and there will always be winners and losers. Consistent with previous guidance, DFH will find a way to scale our business and I’m proud of the team’s ability to set annual Company records in both closings and net sales.

Dream Finders finished the year with a positive fourth quarter, generating homebuilding revenues of $1.2 billion and delivering 2,536 closings, which allowed us to accomplish a Company record annual closings number of 8,608 homes. Our commitment to providing affordable homes was evident in our annual results. We spent over $100 million in mortgage buy-down programs, and provided homebuyers tailored sales incentives. These strategies proved effective as we increased net sales by 9% and 15% for the fourth quarter and full year, respectively, in a challenging macro-economic environment that significantly impacted consumer confidence. We maintain our Company goal of delivering the highest possible value to our home buyers and will continue to work hard to address affordability challenges that face the industry and our customers.
In Q4 2025, we entered into a strategic partnership to acquire the Sawgrass Marriott Golf Resort & Spa in Ponte Vedra Beach, Florida, a 66-acre parcel adjacent to the renowned PLAYERS Stadium Course at TPC Sawgrass. This partnership provides opportunities to expand our lot pipeline and supports our future growth and profitability. This strategic venture will also benefit the local community by boosting tourism, creating jobs, and fostering a vibrant environment, positioning the Sawgrass Marriott as an important part of our future. We are very excited to own a meaningful portion of the partnership’s economics and believe this irreplaceable asset was acquired at an attractive price that will yield very successful long-term results for our shareholders.
The ongoing complexity and difficulty of the housing sector persisted through 2025, yet our results demonstrate the strength and resiliency of our business, as well as the perseverance of our team in a challenging environment. I applaud the team for their effective execution amid choppy conditions and for their ongoing pursuit of new opportunities to drive value. As we look to 2026, we remain focused on further scaling our business and delivering long-term returns to our shareholders. We initiate our 2026 full year guidance of approximately 9,250 expected home closings.”
Homebuilding
Fourth Quarter 2025 Results

Homebuilding revenues in the fourth quarter of 2025 were $1.2 billion, a decrease of 24% when compared to the fourth quarter of 2024. The decrease in revenues was driven by lower home closings and average selling prices (“ASP”). Declines in ASP across all segments were attributable to the continued use of sales incentives during the fourth quarter of 2025, as well as changes in our geographic product mix. The January 2025 Liberty Communities acquisition contributed 273 home closings with an ASP of $315,784 to the fourth quarter.

Homebuilding gross margin percentage in the fourth quarter of 2025 was 16.7%, compared to 17.7% in the fourth quarter of 2024. The decrease in homebuilding gross margin percentage was primarily the result of higher sales incentives and land costs, as well as changes in product mix.

Adjusted homebuilding gross margin in the fourth quarter of 2025 was 25.7%, compared to 26.9% in the fourth quarter 2024. Adjusted homebuilding gross margin is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” below.

Selling, general and administrative expense (“SG&A”) in the fourth quarter of 2025 increased 7% to $124 million, compared to $116 million in the fourth quarter of 2024. The increase in SG&A was primarily due to higher use of forward mortgage commitment programs, as well as expenses related to our increased community count, partially offset by lower compensation costs. SG&A as a percentage of homebuilding revenues in the fourth quarter of 2025 increased 310 bps to 10.7%, compared to 7.6% in the fourth quarter of 2024 due to absorption.

Consolidated net income attributable to DFH in the fourth quarter of 2025 was $59 million, or $0.60 per basic share, compared to $129 million, or $1.35 per basic share in the fourth quarter of 2024.

Net sales in the fourth quarter of 2025 were 1,756, an increase of 9% compared to 1,611 net sales for the fourth quarter of 2024. The cancellation rate in the fourth quarter of 2025 was 15.9%, an improvement of 290 bps compared with the fourth quarter of 2024 cancellation rate of 18.8%. The improvement in our metrics this quarter demonstrates our effective use of sales incentives and availability of high-quality, affordable homes within our markets.

Fourth Quarter 2025 Backlog
As of December 31, 2025, DFH had a backlog of 1,839 homes, valued at $0.8 billion, compared to the backlog of 2,619 homes, valued at $1.2 billion as of September 30, 2025. As of December 31, 2025, the ASP in backlog was $446,597 compared to $447,133 as of September 30, 2025. As of December 31, 2025, approximately 1,767 of the homes in backlog are expected to be delivered in 2026 and 72 homes are expected to be delivered in 2027 and beyond.

The following table shows the backlog units and ASP as of December 31, 2025 by homebuilding segment:

	As of December 31, 2025 (Unaudited)
Backlog:	Units	Average Sales Price
Southeast	833	$412,422
Mid-Atlantic	631	367,559
Midwest	375	655,505
Total	1,839	$446,597

Financial Services

Financial services revenues increased by $28 million, or 109%, for the three months ended December 31, 2025 as compared to the three months ended December 31, 2024, mostly due to the April 2025 acquisition of Alliant Title. Income before taxes decreased by $3 million, or 30%, during the fourth quarter of 2025 as compared to the same period in 2024, primarily due to a lower volume of home closings during the fourth quarter.
Financial services revenues and income before taxes increased by $126 million, or 242%, and $4 million, or 12%, respectively, for the year ended December 31, 2025 as compared to the year ended December 31, 2024, mostly due to the April 2025 acquisition of Alliant Title and the consolidation of Jet HomeLoans beginning July 1, 2024.
Full Year 2026 Outlook

Dream Finders Homes expects approximately 9,250 home closings for the full year 2026.

About Dream Finders Homes

Dream Finders Homes (NYSE: DFH), headquartered in Jacksonville, Florida, was recognized as the 2025 National Builder of the Year by Builder magazine. Dream Finders Homes builds single-family homes throughout the Southeast, Mid-Atlantic and Midwest, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, Arizona, and the Washington, D.C. metropolitan area, which comprises Washington D.C., Northern Virginia and Maryland. As the Official Home Builder of the PGA TOUR and the Jacksonville Jaguars, Dream Finders Homes is deeply committed to excellence beyond homebuilding and into the communities it serves. Through its wholly owned subsidiaries, DFH also provides mortgage financing as well as title agency and underwriting services to homebuyers. Dream Finders Homes achieves its growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events which include, but are not limited to, projected 2026 home closings and market conditions, possible or assumed future results of operations, and statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2025 and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement, except as may be required by applicable law.

Dream Finders Homes, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$234,766	$274,384
Restricted cash	49,624	65,441
Accounts receivable	39,120	34,126
Inventories	2,025,662	1,715,357
Lot deposits	545,253	458,303
Mortgage loans held for sale	205,089	303,393
Other assets	223,999	165,880
Investments in unconsolidated entities	26,610	11,454
Goodwill	377,361	300,313
Total assets	$3,727,484	$3,328,651

Liabilities
Accounts payable	$126,130	$147,143
Accrued liabilities	321,457	281,465
Customer deposits	69,593	125,601
Revolving credit facility and other borrowings	822,296	701,386
Senior unsecured notes, net	591,060	295,049
Mortgage warehouse facilities	192,837	289,617
Contingent consideration	—	68,030
Total liabilities	2,123,373	1,908,291

Mezzanine Equity
Redeemable preferred stock	148,500	148,500
Redeemable noncontrolling interests	29,539	21,451
Equity
Class A common stock, $0.01 per share; 289,000,000 authorized, 36,667,477 and 36,002,077 issued as of December 31, 2025 and 2024, respectively	367	360
Class B common stock, $0.01 per share; 61,000,000 authorized, 57,726,153 issued as of December 31, 2025 and 2024	577	577
Accumulated other comprehensive income	613	—
Additional paid-in capital	298,594	281,559
Retained earnings	1,173,950	970,253
Treasury stock, at cost, 2,124,094 and 291,229 shares of Class A common stock as of December 31, 2025 and 2024 respectively	(49,526)	(7,827)
Total Dream Finders Homes, Inc. stockholders’ equity	1,424,575	1,244,922
Noncontrolling interests	1,497	5,487
Total equity	1,426,072	1,250,409
Total liabilities, mezzanine equity and equity	$3,727,484	$3,328,651

Dream Finders Homes, Inc.
Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31,
	2025	2024	2025	2024
Revenues:
Homebuilding	$1,158,988	$1,534,163	$4,145,347	$4,397,877
Financial services	53,680	25,717	177,501	51,975
Total revenues	1,212,668	1,559,880	4,322,848	4,449,852
Homebuilding cost of sales	966,012	1,262,896	3,423,354	3,591,483
Financial services expense	46,722	14,778	144,727	30,437
Selling, general and administrative expense	124,311	116,442	485,213	395,100
Income from unconsolidated entities	(323)	(266)	(417)	(10,567)
Contingent consideration revaluation	—	146	(9,820)	13,939
Other income, net	(2,177)	(2,714)	(4,311)	(8,394)
Income before taxes	78,123	168,598	284,102	437,854
Income tax expense	(19,324)	(38,106)	(66,698)	(97,272)
Net income	58,799	130,492	217,404	340,582
Net income attributable to noncontrolling interests	(82)	(1,239)	(207)	(5,241)
Net income attributable to Dream Finders Homes, Inc.	$58,717	$129,253	$217,197	$335,341

Earnings per share
Basic	$0.60	$1.35	$2.19	$3.44
Diluted	$0.58	$1.29	$2.14	$3.34
Weighted-average number of shares
Basic	92,611,003	93,455,979	93,106,397	93,507,905
Diluted	101,293,173	100,391,557	101,296,630	100,297,139

Dream Finders Homes, Inc.
Other Financial and Operating Data

	Three Months Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)
	2025	2024	2025	2024
Other Financial and Operating Data:
Home closings	2,536	3,008	8,608	8,583
Average sales price of homes closed(1)	$460,442	$507,477	$477,917	$509,249
Net sales	1,756	1,611	7,747	6,727
Cancellation rate	15.9%	18.8%	13.5%	16.6%
Homebuilding gross margin (in thousands)(2)	$192,976	$271,267	$721,993	$806,394
Homebuilding gross margin %(3)	16.7%	17.7%	17.4%	18.3%
Adjusted homebuilding gross margin (in thousands)(4)	$298,361	$412,118	$1,098,694	$1,186,019
Adjusted homebuilding gross margin %(3)(4)	25.7%	26.9%	26.5%	27.0%
Selling, general and administrative expense %(3)	10.7%	7.6%	11.7%	9.0%
Active communities as of period end(5)			313	242
Backlog as of period end - units			1,839	2,599
Backlog as of period end - value (in thousands)			$821,292	$1,304,463
Net homebuilding debt to net capitalization(4)			41.8%	33.7%
Return on participating equity(6)			15.3%	29.7%
(1)Average sales price of homes closed is calculated based on homebuilding revenues, adjusted for the impact of percentage of completion revenues, and excluding deposit forfeitures and land sales, over homes closed.
(2)Homebuilding gross margin is homebuilding revenues less homebuilding cost of sales.
(3)Calculated as a percentage of homebuilding revenues.
(4)Adjusted homebuilding gross margin and net homebuilding debt to net capitalization are non-GAAP financial measures. For definitions of these non-GAAP financial measures and reconciliations to our most directly comparable financial measures calculated and presented in accordance with GAAP, see “Reconciliation of Non-GAAP Financial Measures” below.
(5)A community becomes active once the model is completed or the community has its fifth net sale. A community becomes inactive when it has fewer than five homesites remaining to sell.
(6)Return on participating equity is calculated as net income attributable to DFH, less redeemable preferred stock distributions, divided by average beginning and ending total Dream Finders Homes, Inc. stockholders’ equity (“participating equity”) for the trailing twelve months.

	Three Months Ended December 31, (Unaudited)				Year Ended December 31, (Unaudited)
	2025		2024		2025		2024
Home Closings:	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price
Southeast	888	$457,634	1,000	$468,595	3,126	$447,667	2,838	$484,345
Mid-Atlantic	772	397,382	890	457,164	2,463	426,375	2,594	446,667
Midwest	876	518,862	1,118	582,309	3,019	551,290	3,151	583,198
Total	2,536	$460,442	3,008	$507,477	8,608	$477,917	8,583	$509,249

Reconciliation of Non-GAAP Financial Measures

Management utilizes specific non-GAAP financial measures as supplementary tools to evaluate operating performance. These include adjusted homebuilding gross margin and net homebuilding debt to net capitalization. Other companies may not calculate non-GAAP financial measures in the same manner that we do. Accordingly, these non-GAAP financial measures should be considered only as a supplement to relevant GAAP information, as reconciled for each measure below. In the future, we may incorporate additional adjustments to these non-GAAP financial measures as we find them relevant and beneficial for both management and investors.

Adjusted Homebuilding Gross Margin

The following table presents a reconciliation of adjusted homebuilding gross margin to the GAAP financial measure of homebuilding gross margin for each of the periods indicated (in thousands, except percentages):

	Three Months Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)
	2025	2024	2025	2024
Homebuilding gross margin(1)	$192,976	$271,267	$721,993	$806,394
Interest expense in homebuilding cost of sales(2)	55,666	73,102	196,728	187,324
Amortization in homebuilding cost of sales(3)	(1,354)	(827)	305	5,087
Commission expense	51,073	68,576	179,668	187,214
Adjusted homebuilding gross margin	$298,361	$412,118	$1,098,694	$1,186,019
Homebuilding gross margin %(4)	16.7%	17.7%	17.4%	18.3%
Adjusted homebuilding gross margin %(4)	25.7%	26.9%	26.5%	27.0%
(1)Homebuilding gross margin is homebuilding revenues less homebuilding cost of sales.
(2)Includes interest charged to homebuilding cost of sales related to our senior unsecured notes, net, and revolving credit facility (“homebuilding debt”), as well as lot option fees.
(3)Represents amortization of purchase accounting adjustments from our acquisitions.
(4)Calculated as a percentage of homebuilding revenues.

We define adjusted homebuilding gross margin as homebuilding gross margin excluding the effects of capitalized interest, lot option fees, amortization included in homebuilding cost of sales (adjustments resulting from the application of purchase accounting in connection with acquisitions) and commission expense. Our management believes this information is meaningful as it isolates the impact that these excluded items have on homebuilding gross margin. We include internal and external commission expense in homebuilding cost of sales, not selling, general and administrative expense, and therefore commission expense is taken into account in homebuilding gross margin.

As a result, in order to provide a meaningful comparison to the public company homebuilders that include commission expense below the homebuilding gross margin line in selling, general and administrative expense, we have excluded commission expense from adjusted homebuilding gross margin. However, because adjusted homebuilding gross margin information excludes capitalized interest, lot option fees, purchase accounting amortization and commission expense, which have real economic effects and could impact our results of operations, the utility of adjusted homebuilding gross margin information as a measure of our operating performance may be limited.

Net Homebuilding Debt to Net Capitalization

The following table presents a reconciliation of net homebuilding debt to net capitalization to the GAAP financial measure of total debt to total capitalization for each of the periods indicated (in thousands, except percentages):

	As of December 31, (Unaudited)
	2025	2024
Total debt	$1,606,193	$1,286,052
Total mezzanine equity	178,039	169,951
Total equity	1,426,072	1,250,409
Total capitalization	$3,210,304	$2,706,412
Total debt to total capitalization	50.0%	47.5%

Total debt	$1,606,193	$1,286,052
Less: Mortgage warehouse facilities and other secured borrowings	217,133	289,617
Less: Cash and cash equivalents	234,766	274,384
Net homebuilding debt	$1,154,294	$722,051
Total mezzanine equity	178,039	169,951
Total equity	1,426,072	1,250,409
Net capitalization	$2,758,405	$2,142,411
Net homebuilding debt to net capitalization	41.8%	33.7%
Net homebuilding debt to net capitalization is a non-GAAP financial measure calculated as homebuilding debt, less cash and cash equivalents (“net homebuilding debt”), divided by the sum of net homebuilding debt, total mezzanine equity and total equity (“net capitalization”). Net homebuilding debt excludes borrowings under our mortgage warehouse facilities, as well as any other non-homebuilding borrowings the Company may incur from time to time. Management believes the ratio of net homebuilding debt to net capitalization is meaningful as it is used to assess the performance of our homebuilding segments and is a relevant measure of our overall leverage.

Contacts:

Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com